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                                    AGREEMENT

        AGREEMENT made this 18th day of April 1997 between Dean Witter Reynolds Inc., a corporation organized under the laws of the State of Delaware (the "Broker"), and Seligman Financial Services, Inc., a corporation organized under the laws of the State of New York (the "Sponsor").

                                   WITNESSETH

        WHEREAS, the Broker is a securities firm registered under the Securities Exchange Act of 1934, as amended to date, engaged in the business of selling shares of investment companies ("Investment Companies") registered under the Investment Company Act of 1940, as amended to date (the "1940 Act"); and

        WHEREAS, the Sponsor is engaged in the business of sponsoring, distributing securities of, or rendering management and investment advisory services to Investment Companies (all such Investment Companies of the Sponsor being referred to herein as "Sponsored Funds"); and

        WHEREAS, the Broker and the Sponsor wish to enter into an Agreement with each other as a precondition or additional condition to the Broker distributing or selling, or continuing to distribute or sell, any Sponsored Funds.

        NOW THEREFORE, the parties agree as follows:

        1. The Sponsor agrees not to contact any account executives or other personnel of the Broker in writing, by telephone, in person or by any other means or to provide such account executives or any other personnel of the Broker with any written materials for the purpose of soliciting and promoting the sale of any shares of the Sponsored Funds (i.e., wholesaling activities) unless approved by a branch manager (upon whose approval you may rely), a Regional Sales Manager, a Senior Vice President or any higher ranking officer of the Broker unless otherwise advised by an officer of the External Mutual Funds Department. All regional or national marketing efforts must be coordinated with and reviewed by the appropriate Regional Sales Manager and/or an officer of the External, Mutual Funds Department. This provision is not intended to prohibit contacts related to client servicing requirements in the normal course of business, including routine mailings to the Broker's employees and registered representatives of other broker/dealers regarding developments related to specific Sponsored Funds, such as dividend changes, meetings of shareholders, as well as routine mailings to the Broker's employees and registered representatives of other broker/dealers regarding the objectives, characteristics and performance of specific funds or to prohibit contacts related to requirements of the 1940 Act or other applicable law, as long as, in each case, the intent is to inform rather than to solicit new business. Information sent from the Sponsor regarding new or existing Sponsored Funds, as long as it is not part of a promotional effort, will not be considered solicitation of new business. Any promotional or marketing efforts for an existing fund and all marketing efforts related to the introduction of a new or additional Sponsored Fund (consistent with clause 3) may not be undertaken without the prior written consent of a Senior Vice



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President or higher ranking officer of the Broker. Copies of all such mailings to the Broker's employees will be sent to R. Michael Silvestro, External Mutual Funds Marketing, at Two World Trade Center, 69th Floor, New York, NY 10048.

        2. The Sponsor agrees not to directly or indirectly contact in writing, by telephone, in person or by any other means any customers of the Broker (including employees of the Broker) who have purchased shares of any of the Sponsored Funds through the Broker in connection with the potential purchase of shares of any additional Sponsored Fund without the prior written consent of a Senior Vice President or higher ranking officer of the Broker. This provision is not intended to prohibit contacts related to client servicing requirements in the normal course of business, including materials that are routinely included in and with account statements, confirmations, annual and semi-annual reports, year-end tax reports, and dividend payments sent to all shareholders of any Sponsored Funds, or to prohibit contacts related to requirements of the 1940 Act or other applicable law, as long as, in each case, the intent is to inform investors rather than to solicit new business. Information sent from the Sponsor regarding new or existing Sponsored Funds, as long as it is not part of a promotional effort, will not be considered solicitation of new business. Copies of all such mailings to the Broker's customers will be sent to R. Michael Silvestro, External Mutual Funds Marketing, at Two World Trade Center, 69th Floor, New York, NY 10048.

        3. The Sponsor will not sell any shares of additional Sponsored Funds through the Broker (other than those currently covered by the Dealer Agreement) pursuant to any dealer Agreement between the Broker and the Sponsor without the prior written consent of a Senior Vice President or higher ranking officer of the Broker. This is not intended to prohibit dividend reinvestment, exchanges or direct investments into any additional Sponsored Funds initiated by customers or employees of the Broker who are already shareowners in Sponsored Funds.

        4. The names and addresses and other information concerning customers of the Broker are and shall remain sole property of the Broker, provided such information is supplied by the Broker or by its customers with regard to such customers' accounts with the Broker. The Sponsor will not communicate the names, addresses and other information concerning customers of the Broker who have purchased shares of any of the Sponsored Funds through the Broker to any third party unless required to do so by statute, regulation or process of a court of competent jurisdiction; the Sponsor agrees to notify the Broker of any such compelled disclosure within ten (10) days of the disclosure, provided such notice is possible and practical within ten (10) days of the disclosure. This prohibition is not intended to preclude the use of such list by outside vendors on behalf of the Sponsor for the purpose of servicing or locating shareholder accounts.

        5. The parties to this Agreement acknowledge that a breach of clause 2 and/or 4 will affect the Broker; specifically, direct sales initiated willfully by the Sponsor to customers of the Broker and any direct sales to these customers by a third party who has obtained such customer list from the Sponsor constitutes a material breach of clause 2 and/or 4 (subject to the exceptions noted in clause 6 below) and may damage the Broker in a significant manner. In the event the Sponsor or any successor entity or person under the control of the Sponsor violates clause 2 and/or 4 of this Agreement, the Sponsor or its successor will be liable to pay out of its assets an
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amount the arbitrators referred to in clause 14 below determine to be fair and reasonable under the circumstances.

        6. Any unintentional or immaterial or accidental breach of the terms of this Agreement on the part of the Sponsor shall not constitute a violation of the terms of this Agreement for the purposes of clause 5 hereof or otherwise. Notwithstanding the foregoing, Sponsor agrees that Broker shall be entitled to equitable relief to limit or stop any injury to the Broker. Without limiting the generality of the foregoing, contacting a person or entity whom the Sponsor does not know to be a customer of the Broker or who is also a customer of other brokers shall not be a breach of this Agreement.

        7. The provisions of this Agreement pertaining to Broker employees shall not apply to any person once such person is no longer associated with the Broker. The provisions of this Agreement pertaining to customer of the Broker shall not apply to any customer who has requested that the "Broker of Record" on their account(s) be changed to another broker/dealer or to "No Dealer of Record."

        8. The term "Sponsor" as used in this Agreement shall include the Sponsor and any successor entity thereto and any "affiliated persons", as defined in the 1940 Act, of the Sponsor or any successor entity thereto, other than the Sponsored Funds.

        9. This Agreement shall survive the termination of any selling, distribution or underwriting Agreement to which the Broker and the Sponsor are both parties and is intended to supersede or modify any contrary provision set forth in any such Agreement. No provision of this Agreement shall limit the right of the Broker or the Sponsor to terminated any selling, distribution or underwriting Agreement to which the Broker and the Sponsor are both parties. The rights of the Broker and the Sponsor under this Agreement are in addition to any rights that the Broker and the Sponsor may have under any applicable law.

        10. This Agreement may be terminated by either party on 90 days' written notice to the other party; provided, however, that if this Agreement is terminated by the Sponsor, the provisions of clauses 2,4,5,6 and 7 shall continue in effect for a period of five years from the date hereof.

        11. This Agreement may be amended or modified only by a further written Agreement between the parties hereto.

        12. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

        13. This Agreement may be executed in several counterparts, each of which shall be an original and all of which constitute both one and the same instrument.

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        14. In the event a dispute arises between the Sponsor and the Broker about any of the terms of this Agreement, the parties agree to submit the dispute to arbitration before the New York Stock Exchange, National Association of Securities Dealers, Inc. or the American Arbitration Association at the option of the party alleged to have breached the Agreement. Broker's application to a court of law for an injunction or temporary restraining notice will not constitute a waiver by Broker of its right to arbitration as set forth in this paragraph. Judgment on the arbitration award may be entered in any state or federal court having jurisdiction.

        15. The Broker and the Sponsor mutually warrant that each will keep this Agreement confidential except as required by law, regulation, rule or process of a court of competent jurisdiction or in response to a request from any regulatory agency.

        16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                        DEAN WITTER REYNOLDS INC.
                                        Two World Trade Center
                                        New York, NY 10048



                                        BY: _________________________________
                                            Name:  Richard M. DeMartini
                                            Title: President and Chief Operating
                                                    Officer, Dean Witter Capital



                                        SELIGMAN FINANCIAL SERVICES, INC.
                                        100 Park Avenue
                                        New York, NY 10017



                                        BY: __________________________________
                                            Name:  Stephen Hodgdon
                                            Title: President

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